UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2025

AIS Holdings Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55769	36-4877329
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2-18-23, Nishiwaseda Shinjuku-Ku, Tokyo, Japan	169-0051
(address of principal executive offices)	(zip code)

+81-3-6670-1692
(registrant’s telephone number, including area code)

2-41-7-336, ShinsakaeNaka-ku Nagoya-shi, Aichi, 460-0007, Japan
(former name or former mailing address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 1, 2025, Takehiro Abe entered into a Share Purchase Agreement (the “Agreement”) with SKYPR LLC, an entity controlled by Ryohei Uetaki, pursuant to which Takehiro Abe sold 18,200,000 shares of his restricted common stock in the Company to SKYPR LLC. These shares, representing approximately 91% of the Company’s outstanding stock, were sold for total consideration of eighty thousand dollars ($80,000). The transaction was consummated on the same date, resulting in a change in control of the Company, with SKYPR LLC becoming the largest controlling stockholder.

The aforementioned sale of shares was conducted pursuant to Regulation S of the Securities Act of 1933, as amended ("Regulation S"). The sale of shares was made only to a non-U.S. person/entity (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Except as described herein, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters. As required to be disclosed by Item 403(c), there are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Agreement filed herewith as Exhibit 10.1.

Item 5.01 Change in Control of Registrant

The information set forth under Item 1.01 above is incorporated by reference into this Item 5.01.

Pursuant to the information disclosed above, in Item 1.01, SKYPR LLC, an entity controlled by Ryohei Uetaki, is now our largest controlling shareholder. Ryohei Uetaki is the controlling party of SKYPR LLC.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers

On the Closing Date, April 1, 2025, Mr. Takehiro Abe resigned from his positions as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer. Additionally, Mr. Abe resigned from his role as Director, with his resignation becoming effective on the 10th day after the mailing of the Company’s information statement on Schedule 14F-1 to the Company’s stockholders.

On the Closing Date, Mr. Ryohei Uetaki was appointed as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director.

Mr. Abe’s resignation was not due to any disagreement with the Company regarding its operations, policies, or practices. Furthermore, there is no arrangement or understanding between Mr. Uetaki and any other person pursuant to which he was appointed as the Company’s sole officer and director.

Mr. Uetaki does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. At this time, the Company does not have any written employment agreements or other formal compensation agreements with its new officers and director. Compensation arrangements are the subject of ongoing development, and the Company will disclose any compensatory arrangements entered into in the future.

The biographical information of Ryohei Uetaki is below:

Mr. Ryohei Uetaki, age 50, graduated from the Osaka Gakuin University Faculty of Commerce in 1997. In 2000, he founded Zero Step Ltd and became its president. However, Zero Step Ltd ceased operations in 2006. Following that, Mr. Uetaki joined EAZ Holdings Ltd as a director responsible for the company’s marketing efforts, serving in this role until 2007. From 2007 to 2019, he worked as an independent business consultant. Between 2017 and 2018, Mr. Uetaki served as an associate professor at Keio University Graduate School.

On October 25, 2019, Mr. Uetaki was appointed president, CEO, and director of World Scan Project, Inc., a Delaware company. On January 10, 2020, he became the CEO and a member of SKYPR LLC. On January 22, 2020, he was appointed president, CEO, and director of World Scan Project Corporation, a Japanese corporation. On November 18, 2020, he also became the president, CEO, and director of Kids Cell Technologies Corporation.

On April 1, 2025, Mr. Uetaki was appointed the sole officer and director of AIS Holdings Group, Inc., a Delaware company.

Currently, Mr. Uetaki serves as an officer and director of World Scan Project, Inc., World Scan Project Corporation, SKYPR LLC, Kids Cell Technologies Corporation, and AIS Holdings Group, Inc.

Mr. Ryohei Uetaki was appointed the sole officer and director of AIS Holdings Group, Inc. on April 1, 2025, due to his extensive business experience.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits

NUMBER	EXHIBIT

10.1	Share Purchase Agreement between AIS Holdings Group, Inc., Takehiro Abe, and SKYPR LLC, dated April 1, 2025 (1)

17.1	Officer and Director Resignation Letter (1)

(1) Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

AIS Holdings Group, Inc.

Dated: April 7, 2025	/s/ Ryohei Uetaki
Ryohei Uetaki Chief Executive Officer